UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	October 16, 2008

Gladstone Investment Corporation
(Exact name of registrant as specified in its chapter)

Delaware	814-00704	83-0423116
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1521 Westbranch Drive, Suite 200 McLean, Virginia	22102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 287-5800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 16, 2008 Gladstone Investment Corporation (the “Company”), through its wholly-owned subsidiary Gladstone Business Investment LLC., renewed its credit facility arranged by Deutsche Bank, A.G. as administrative agent.   Gladstone Business Investment LLC, Gladstone Management Corporation (an affiliated entity), Deutsche Bank AG and certain other parties listed from time to time as committed lenders entered into the credit agreement for the facility, which matures on April 16, 2009, and provides Gladstone Investment with a revolving credit facility of $125 million and the Company is working with other lenders to increase the facility to $200 million.. Any advances under the credit facility will generally bear interest at the commercial paper rate plus 3.5% per annum, with a commitment fee of 0.75% per annum on the undrawn amounts. There was no fee in connection with this renewal.

A copy of the credit agreement is filed herewith as Exhibit 10.1.

Item 8.01 Other Events.

On October 16, 2008, the Company issued a press release announcing the renewal of its credit facility as described in Item 1.01 above.  A copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(a) Not applicable

(b) Not applicable

(c) Not applicable

(d) Exhibit 99.1 — Gladstone Investment Corporation press release dated October 16, 2008.

Exhibit 10.1 — Credit Agreement dated as of October 16, 2008 by and among Gladstone Business Investment LLC as Borrower, Gladstone Management Corporation as Servicer, the Committed Lenders named therein, the CP Lenders named therein, the Managing Agents named therein, and Deutsche Bank AG as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gladstone Investment Corporation
(Registrant)

October 16, 2008	By: /s/ Mark Perrigo
(Mark Perrigo, Chief Financial Officer)